Exhibit 99.1

Aravive Appoints Scott Dove, Ph.D., as Chief Operating Officer

HOUSTON, March 22, 2022 (GLOBE NEWSWIRE) -- Aravive, Inc. (Nasdaq: ARAV), a late clinical-stage oncology company developing targeted therapeutics to treat metastatic disease, today announced the appointment of industry veteran, Scott Dove, Ph.D., as Chief Operating Officer.

“We are honored Dr. Dove is bringing his strong industry, drug development, and leadership experience to Aravive,” said Gail McIntyre, Ph.D., DABT, Chief Executive Officer of Aravive. “The next 12 months promises to be the most data-rich period in the Company’s history. Scott will be pivotal in executing the steady stream of anticipated clinical milestones across each of our three ongoing clinical programs for batiraxcept.”

Dr. Dove has more than twenty years of experience in drug development. Previously, he served as Senior Vice President and General Manager at PPD, where he provided strategic direction and oversight of PPD’s Early Development Services business unit. In this role, Dr. Dove was responsible for the organizational design and executive management of early phase CRO operations. Prior to joining PPD, he was an Executive Director of Clinical Development with Allergan, serving as global clinical development leader for Viberzi®/Truberzi® (eluxadoline). At Allergan, he negotiated marketing approvals, labeling, and post-marketing requirements for eluxadoline as a treatment for irritable bowel syndrome, while overseeing the development and operational execution of its label expansion and lifecycle management clinical strategy. He previously oversaw the development of eluxadoline as program leader at Furiex Pharmaceuticals, Inc., managing the program through successful NDA submission until the acquisition of Furiex by Actavis plc (now Allergan). Dr. Dove received his B.S. in biochemistry and a doctorate in pharmacology from Texas A&M University.

“I am excited to join Aravive at this pivotal time for the Company, with its lead compound, batiraxcept, being evaluated in multiple clinical trials, including a registrational Phase 3 trial in platinum-resistant ovarian cancer, a Phase 1b/2 trial in clear cell renal cancer and a Phase 1b trial in pancreatic cancer,” said Dr. Dove. “Topline data from the Phase 3 trial in platinum-resistant ovarian cancer are expected in the second quarter of 2023 and the recent biomarker data from the Phase 1b trial in clear cell renal cancer are compelling. I look forward to working with the team to advance all of these programs to maximize the value of batiraxcept for patients and shareholders.”

About Aravive

Aravive, Inc. is a late clinical-stage oncology company developing targeted therapeutics to treat metastatic disease. Our lead product candidate, batiraxcept (formerly AVB-500), is an ultra-high affinity decoy protein that binds to GAS6, the sole ligand that activates AXL, thereby inhibiting metastasis and tumor growth, and restoring sensitivity to anti-cancer agents. Batiraxcept has been granted Fast Track Designation by the U.S. FDA and Orphan Drug Designation by the European Commission in platinum-resistant recurrent ovarian cancer. Batiraxcept is in an active registrational Phase 3 trial in platinum resistant ovarian cancer (NCT04729608), a Phase 1b/2 trial in clear cell renal cell carcinoma (NCT04300140), and a Phase 1b/2 trial in pancreatic adenocarcinoma (NCT04983407). Additional information at www.aravive.com.

Contact:

Marek Ciszewski, J.D.

Vice President, Investor Relations

mciszewski@araive.com

(562) 373-5787

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the next 12 months promising to be the most data-rich period in the Company’s history. providing data from the Phase 3 trial in platinum-resistant ovarian cancer in the second quarter of 2023, advancing all of the programs to maximize the value of batiraxcept for patients and shareholders. Forward-looking statements are based on current beliefs and assumptions, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement as a result of various factors, including, but not limited to, risks and uncertainties related to: the ability to provide data when anticipated and reach anticipated milestones, the data from patients treated in the future with batiraxcept being consistent with the results reported, the ability to enroll the expected number of patients, the impact of COVID-19 on the Company's clinical strategy, clinical trials, supply chain and fundraising, the Company's ability to expand development into additional indications, the Company's dependence upon batiraxcept, batiraxcept’s ability to have favorable results in clinical trials and ISTs, the clinical trials of batiraxcept having results that are as favorable as those of preclinical and clinical trials, the ability to receive regulatory approval, potential delays in the Company's clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients especially in light of the COVID-19 pandemic; the risk that batiraxcept may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that the Company may encounter difficulties in manufacturing batiraxcept; if batiraxcept is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing the Company's intellectual property rights; the Company's reliance on its licensor of intellectual property and financing needs. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, recent Current Reports on Form 8-K and subsequent filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.